Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Filton	September 21, 2012
Chief Financial Officer 610-768-3300

UNIVERSAL HEALTH SERVICES, INC. COMPLETES

AMENDMENT TO ITS CREDIT AGREEMENT FACILITIES

KING OF PRUSSIA, September 21, 2012 - Universal Health Services, Inc. (NYSE: UHS) today announced that effective today it has completed an Amendment (the “Amendment”) to its Credit Agreement dated November 15, 2010 as amended on March 15, 2011 (the “Credit Agreement”). The Amendment provides for a new $900 million Term Loan-A (“Term Loan A-2”) with a final maturity date of August 15, 2016 and extends the maturity date on the majority of the Revolving Credit Facility and existing Term Loan-A by nine months to mature on August 15, 2016. The Amendment also provides for increased flexibility for refinancing and certain other modifications.

The Company used $700 million of the proceeds from the new Term Loan A-2 to repay its higher priced Term Loan-B facility. Current pricing under the new Term Loan A-2 is 100 basis points lower than the Term Loan-B facility and does not include a LIBOR floor whereas the Term Loan-B facility has a 1% LIBOR floor. The remainder of the new Term Loan A-2 was used to pay transaction related fees and expenses and to repay other floating rate debt.

J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, served as the Joint Lead Arrangers and Book Runners for the new facilities.

Universal Health Services, Inc. is one of the nation’s largest hospital companies, operating, through its subsidiaries, acute care hospitals, behavioral health facilities, and ambulatory centers throughout the United States, Puerto Rico and the U.S. Virgin Islands.

Certain statements in this release may constitute forward-looking statements and are subject to various risks and uncertainties as discussed in the Company’s filing with the Securities and Exchange Commission. The Company is not obligated to update these forward-looking statements even if the Company’s assessment of these risks and uncertainties changes.

For additional information on the Company, visit our website; http://www.uhsinc.com.

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